PERSONAL INVESTING

The inherent nature of MFS’ services in selecting and trading securities has the potential to create a real or apparent conflict of interest with your personal investing activities. As a result, every individual subject to this policy has a fiduciary duty to avoid taking personal advantage of any knowledge of our clients’ investment activities.

Applies to
All MFS full-time, part-time, and temporary employees globally
All MFS contractors, interns, and co-ops who have been notified by Compliance that they are subject to this policy All MFS entities	Following the letter and spirit of the rules in this policy is central to meeting client expectations and ensuring that we remain a trusted and respected firm.

Questions?
CodeOfEthics@mfs.com
Compliance Helpline, x54290
Katerina Kritikos, x55837
Ryan Erickson, x54430
For more information on administration such as regulatory authority, supervision, interpretation and escalation, monitoring, related polices, amendment, recordkeeping please click this link.

MFS® Code of Ethics Policy

October 31, 2016

RULES THAT APPLY TO EVERYONE

Your Fiduciary Duty

Always place client interests ahead of your own.

You must never:

●	Take advantage of your position at MFS to misappropriate investment opportunities from MFS clients.

●	Seek to defraud an MFS client or do anything that could have the effect of creating fraud or manipulation.

●	Mislead a client.

Account Reporting Obligations

Make sure you understand which accounts are reportable accounts. To determine whether an account is reportable, ask the following questions:

1. Is the account one of the following?

●	A brokerage account.

●	Any other type of account (such as Employee Stock Option Plans or Employee Stock Purchase Plans) in which you have the ability to hold or trade reportable securities (see the list of reportable securities on page 7).

●	Any account, including MFS-sponsored retirement plans, that holds a reportable fund (see definition of reportable fund on page 7 and a list of these funds on the Online Compliance System).

2. Is any of the following true?

●	You beneficially own the account.

●	The account is beneficially owned by a member of your household (such as a spouse or domestic partner, or any parent, sibling, or child who lives with you).

●	The account is beneficially owned by anyone who claims you as a tax deduction, or whom you claim as a tax deduction.

●	The account is controlled by you or another member of your household, (other than to fulfill duties of employment).

If you answered “yes” to BOTH questions, the account is reportable.

Helpful to Know

Beneficial Ownership

The concept of beneficial ownership is broader than outright ownership. Anyone who is in a position to benefit from the gains or income from, or who controls, an account or investment is considered to have beneficial ownership. See examples on page 6.

Ensure that MFS receives account statements for all your reportable accounts. Depending on the type of account or your location, you may need to provide them to Compliance directly yourself.

Promptly report any newly opened reportable account or any existing account that has become reportable. This includes accounts that become reportable accounts through life events, such as marriage, divorce, power of attorney, or inheritance.

ADDITIONAL REQUIREMENT FOR US EMPLOYEES

Does not include interns, contractors, co-ops, or temporary employees.

Maintain your reportable accounts at an approved broker. When you join MFS, if you have accounts at non-approved brokers you must close them or move them to an approved broker (list available on the Online Compliance System).

In rare cases, if you file a request that includes valid reasons for an exception, we may permit you to maintain a reportable account at a broker not on the approved broker list (for instance, if you have a fully discretionary account).

Helpful to Know

Discretionary Accounts

Discretionary accounts (accounts that are managed for you by a third-party registered investment adviser) are reportable, but with approval from Compliance they are subject to these different requirements:

●   They are exempt from quarterly transaction and annual holdings certifications (though you must still provide account statements).

●   They are exempt from the Access Person and Research Analyst/Portfolio Manager trading rules (such as the rules concerning pre-clearance and the 60-day holding period) (pgs. 4-5), but you still must obtain pre-approval to invest in an IPO or private placement.

●   They are exempt from certain “Ethical Personal Investing” trading rules such as excessive trading and trading of MFS funds. (pg. 3)

Personal Investing page 2

Securities Reporting Obligations

Make sure you understand which securities are reportable securities. This includes most stocks, bonds, MFS funds, exchange-traded funds (ETFs), futures, options, structured products, private placements, and other unregistered securities even if they are not held in a reportable account. See the table on page 7.

Report all applicable transactions and holdings reports in a timely manner. Use the Online Compliance System and submit all reports by these deadlines.

●	Initial Holdings Reports: submit within 10 calendar days of hire or upon an access level change. Information about these holdings must be no more than 45 days old when submitted.

●	Quarterly Transaction Report: submit within 30 days of the end of each calendar quarter.

●	Annual Holdings Report: submit within 30 days of the end of each calendar year.

Note that you must file each report even if no transactions or other changes occurred during the time period.

The reports do NOT need to include:

●	Transactions or holdings in non-reportable securities.

●	Transactions or holdings in discretionary accounts for which there is an approval on file with Compliance.

●	Involuntary transactions, such as automatic investment plans, dividend reinvestments, etc.

ADDITIONAL REQUIREMENTS FOR APPOINTED REPRESENTATIVES IN SINGAPORE

Provide a copy of the contract note for any trade of any security, including reportable securities and non-reportable securities, to Singapore Compliance, within 7 days of the trade. Check with Singapore Compliance on the information you must provide.

Ethical Personal Investing

Never trade securities based on improper use of information, and never help anyone else to do so.

This includes any trade based on:

●	Information about the investments of any MFS client, including front-running and tailgating (trading just before or just after a similar trade for a client account).

●	Confidential information or inside information (information about the issuer of a security, or the security itself, that is both material and non-public).

Do not trade excessively. At MFS, personal trading is a privilege, not a right. It should never interfere with your job performance. MFS may limit the number of trades you are allowed during a given period, or may discipline you for trading excessively. In addition, frequent trading in MFS funds may trigger other penalties, as described in the relevant fund prospectuses.

Do not accept investment discretion over accounts that are not yours. In limited circumstances, and with advance approval from Compliance, you may be allowed to assume power of attorney relating to financial or investment matters for another person or entity.

If you become an executor or trustee of an estate and it involves control over a securities account, you must notify Compliance upon assuming the role and you must meet any reporting or pre-clearance obligations that apply.

Do not participate in any investment contest or club. This applies whether or not any compensation or prize is awarded.

Do not invest in MFS-subadvised ETFs. For a full list of these funds, see the Online Compliance System.

Make any investments in MFS open-end funds directly through MFS (or another entity MFS may designate) unless you have received an exception from Compliance.

Do not participate in initial public offerings (IPOs) or other limited offerings securities except with advance approval from MFS. This rule includes initial, secondary and follow-on offerings of equity securities and closed-end funds and new issues of corporate debt securities.

To request approval for an IPO or secondary offering, enter an Initial Public Offering Request using the Online Compliance System. Note that approval is not typically granted, and when granted, typically involves strict limits.

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Never use a derivative, or any other instrument or technique, to get around a rule. If an investment transaction is prohibited, then you are also prohibited from effectively accomplishing the same thing by using futures, options, ETFs, or any other type of financial instrument.

ADDITIONAL REQUIREMENT FOR UK-BASED PERSONNEL

Never engage in spread betting of financial markets.

This includes any wagering on market spreads or behaviors and any off-exchange trading.

Helpful to Know

Changes in Job Status

When changing jobs within MFS, ensure that you understand the rules that apply to you. Confirm with your new manager and
Compliance what your access level is and what restrictions and requirements apply to you.

When going on leave, you must continue to comply with this
policy.

RULES THAT APPLY ONLY TO ACCESS PERSONS

Which Access Level Are You?
Access Persons Most MFS personnel, including all officers and directors, are designated as Access Persons. You should
consider yourself an Access Person unless it has been
communicated to you by Compliance that you are not.

Research Analysts and Portfolio Managers In addition to the
rules for Access Persons, these individuals are subject to
additional rules, as noted on the following pages.

Compliance may designate other personnel as Access Persons.
This may include officers and directors of MFS and MFS mutual funds; consultants, contractors, and interns who provide services to MFS; and employees of Sun Life Financial Inc. You can view your Access Level designation on the Online Compliance
System.

Pre-Clearing Personal Trades

Make sure you understand which securities require pre-clearance. Note that there are some differences between which securities require pre-clearance and which must be reported. See the table on page 7 of this policy.

Pre-clear all personal trades in applicable securities.

Request pre-clearance on the day you want to place the trade. Enter your request using the Online Compliance System. Remember that you must pre-clear trades for all of your reportable accounts (such as those of a spouse or domestic partner).

Once you have requested pre-clearance, wait for a response. Do NOT place any trade order until you have received notice of approval for that trade. Note that pre-clearance requests can be denied at any time and for any reason.

Pre-clearance approvals expire at the end of the trading day on which they are issued.

Obtain advance approval for any investments in private placements or other unregistered securities, or in PIPES. This includes private placements (investments in private companies), private investment in public equity securities (PIPES), hedge funds, “crowdfunding” or “crowdsourcing” investments, pooled vehicles (such as partnerships), and other similar investments.

Before investing, enter a Private Placement/Unregistered Securities Approval Request using the Online Compliance System, and do not act until you have received approval.

Helpful to Know

Not Recommended: Good-Til-Canceled Orders and Buying on
Margin

These practices can create significant risk of policy violations.
Good-til-canceled orders may execute after your pre-clearance approval has expired. Placing day orders avoids this risk. With margin, you might not be able to get pre-clearance approval for those securities you wish to sell to meet a margin call.

Personal Investing page 4

Limits to Personal Investment Practices

Do not take an uncovered short position. This includes selling securities short, buying puts without a corresponding long position, and writing naked calls.

Do not buy and then sell (or sell and then buy) at a profit the same or equivalent reportable security within 60 calendar days. Japan-based personnel: see rule with higher standard below. MFS may interpret this rule very broadly. For example, it may look at transactions across all of your reportable accounts, and may match trades that are not of the same size, security type, or tax lot. Any gains realized in connection with these transactions must be surrendered. Note that this rule does not apply to securities that are not subject to pre-clearance, to accounts where a registered investment adviser has investment discretion, or involuntary transactions.

ADDITIONAL REQUIREMENTS FOR RESEARCH ANALYSTS

including Research Associates and Portfolio Managers who may write research notes

Never trade personally while in possession of material information about an issuer you have researched or been assigned to research unless you have already communicated the information in a research note. Japan-based personnel: see rule with higher standard below.

Understand and fulfill your duties with regard to research recommendations. You have an affirmative duty to provide unbiased and timely research recommendations in a research note. You must:

●	Disclose trading opportunities for client accounts prior to trading personally in any securities of that issuer.

●	Provide a research recommendation if a security is suitable for the client accounts even if you have already traded the security personally or if making such a recommendation would create the appearance of a conflict of interest.

ADDITIONAL REQUIREMENTS FOR PORTFOLIO MANAGERS

including Research Analysts assigned to a fund as a Portfolio Manager

Never personally trade a security within 7 calendar days before or after a client account that you manage trades the same or an equivalent security.

In practice, this means:

●	Contacting Compliance promptly when deciding to make a portfolio trade in any security you have personally traded within the past 7 calendar days (but do not refrain from making a trade that is suitable for a client account even if you have traded the security personally).

●	Refraining from personally trading any reportable securities you think any of your client accounts might wish to trade within the next 7 calendar days.

●	Delaying personal trades in any reportable securities your client accounts have traded until the 8th calendar day after the most recent trade by a client account (or longer, to be certain of avoiding any appearance of conflict of interest).

Never buy and then sell (or sell and then buy), within 14 calendar days, any shares of a fund you manage.

Contact Compliance before any fund you manage invests in any securities of an issuer whose private securities you own. You will need to disclose your private interest and assist Compliance in performing an independent review.

ADDITIONAL REQUIREMENTS FOR JAPAN-BASED PERSONNEL

Do not buy and then sell (or sell and then buy) the same or equivalent reportable security within 6 months.

Never trade personally in any security you have researched in the prior 30 days or are scheduled to research in the future.

Personal Investing page 5

ADDITIONAL INFORMATION FOR ALL PERSONNEL SUBJECT TO THIS POLICY

Beneficial Ownership: Practical Examples

Accounts of Parents or Children

●   You share a household with one or both parents and you do not provide any financial support to the parent: you are not a beneficial owner of the parents’ accounts and securities.

●   You share a household with one or more of your children, whether minor or adult, and you provide financial support to the child: you are a beneficial owner of the child’s accounts and securities.

●   You have a child who lives elsewhere whom you claim as a dependent for tax purposes: you are a beneficial owner of the child’s accounts and securities.

Accounts of Domestic Partners or Roommates

●   You are a joint owner or named beneficiary on an account of which a domestic partner is an owner: you are a beneficial owner of the domestic partner’s accounts and securities.

●   You provide financial support to a domestic partner, either directly or by paying any portion of household costs: you are a beneficial owner of the domestic partner’s accounts.

●   You have a roommate: generally, roommates are presumed to be temporary and to have no beneficial interest in one another’s accounts and securities.

UGMA/UTMA Accounts

●   Either you or your spouse is the custodian of an Uniform Gift/ Trust to Minor Account (UGMA/UTMA) for a minor, and one or both of you is a parent of the minor: you are a beneficial owner of the account. (If someone else is the custodian, you are not a beneficial owner.)

●   Either you or your spouse is the beneficiary of an UGMA/UTMA account and is of majority age (for instance, 18 years or older in Massachusetts): you are a beneficial owner of the account.

Transfer on Death (TOD) Accounts

●   You automatically become the registered owner upon the death of the prior account owner: you are a beneficial owner as of the date the account is re-registered in your name, but not before.

Trusts

●   You are a trustee for an account whose beneficiaries are not immediate family members: beneficial ownership is determined on a case-by-case basis, including whether it constitutes an outside business activity (see the Outside Activities & Affiliations Policy).

●   You are a trustee for an account and you or a family member is a beneficiary: you are a beneficial owner of the account.

●   You are a beneficiary of the account and can make investment decisions without consulting a trustee: you are a beneficial owner of the account.

●   You are a beneficiary of the account but have no investment control: you are a beneficial owner as of the date the trust is distributed, but not before.

●   You are the settlor of a revocable trust: you are a beneficial owner of the account.

●   Your spouse or domestic partner is a trustee and a beneficiary: beneficial ownership is determined on a case-by-case basis.

Investment Powers over an Account

●   You have power of attorney over an account: you are a beneficial owner as of the date you assume control of the trading or investment decisions on the account, but not before.

●   You have investment discretion over an account that holds, or could hold, reportable securities: you are a beneficial owner of the account, regardless of the location, account type, or the registered owner(s).

●   You are serving in a role that allows or requires you to delegate investment discretion to an independent third party: beneficial ownership is determined on a case-by-case basis.

Helpful to Know

How We Enforce This Policy

Compliance is responsible for interpreting and enforcing this policy. Exceptions may only be granted by Compliance. In that capacity, Compliance reviews and monitors transactions and reports, and also investigates potential violations.

The Employee Conduct Oversight Committee reviews potential violations and where it determines that a violation has occurred, it will usually impose a penalty. These may range from a warning letter to a fine, requirement to surrender profits, or termination of employment, among other possibilities.

Personal Investing page 6

Security Types and Transactions That Must Be Reported and/or Pre-Cleared	Report All Personnel	Pre-clear Access Persons only

Funds

Money market funds (MFS or other)

Open-end funds that are managed, advised, or underwritten by MFS (and are not money market funds)	✓

Open-end funds that are managed, advised, or underwritten by any firm other than MFS

529 Plans holding MFS funds	✓

Closed-end funds (including MFS closed-end funds)	✓	✓

Exchange-traded funds (ETFs) and exchange-traded notes (ETNs), including options, futures, structured notes or other derivatives related to these exchange-traded securities	✓

Private funds	✓	✓*

Equities

Sun Life Financial Inc. (publicly traded shares)	✓	✓

Equity securities, including Real Estate Investment Trusts (REITS), and including options, futures and structured notes on equities	✓	✓

Fixed Income

Corporate bond securities	✓	✓

Municipal bond securities	✓	✓

US Treasury Securities and other obligations backed by the good faith and credit of the US government

Debt obligations that are NOT backed by the good faith and credit of the US government (such as Fannie Mae, Freddie Mac, Federal Home Loan Banks, Federal Farm Credit Banks and Tennessee Valley Authority)	✓	✓

Foreign government securities	✓	✓

Variable rate demand obligations and municipal floaters

Money market instruments, such as certificates of deposit and commercial paper

Other Types of Assets

Initial and subsequent investments in any private placement or other unregistered securities (including real estate limited partnerships or cooperatives)	✓	✓*

Foreign currency (including options and futures on foreign currency)	Only if notified by Compliance

Commodities (including options and futures on commodities)	✓

Private MFS stock and private shares of Sun Life of Canada (US) Financial Services Holdings, Inc.

Limited offerings, IPOs, secondary offerings	✓	✓*

Other Types of Transactions

Involuntary transactions (see definition below)

Gifts of securities, including charitable donations, transfers, and inheritances	✓

* Must be pre-cleared directly with Compliance, not through the Online Compliance System.

Terms with Special Meanings Within this policy, the following terms carry the specific meanings indicated below.	reportable funds Any fund for which MFS acts as investment advisor, sub-advisor, or principal underwriter including MFS retail funds, MFS Variable Insurance Trust and MFS Meridian funds. See the Online Compliance System home page for the list of reportable funds.
involuntary transaction Transactions that are not under your direct or indirect influence or control, such as automatic investment plans, dividends and dividend reinvestments, corporate actions (such as stock splits, reverse splits, mergers, consolidations, spin-offs, and reorganizations), exercise of a conversion or redemption right, or automatic expiration of an option.

Personal Investing page 7